UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50863

Date of Report: August 20, 2008

NEXXNOW, INC.
(Exact name of registrant as specified in its charter)

New York	30-0299889
(State of other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

37 Hamburg Street, East Aurora, NY	14052
(Address of principal executive offices)	(Zip Code)

(716) 714-7102
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2008, the management of NexxNow, Inc. underwent the following changes:

▪	Brittany Wier resigned from the Board of Directors.
▪	Bruce Gray was elected to serve on the Board of Directors.
▪	Sterling Shepperd was appointed to serve as NexxNow’s Chief Financial Officer.
▪	NexxNow entered into an Amended and Restated Executive Employment Agreement with its Chief Executive Officer, Paul Riley.

Bruce Gray.

From 2000 to 2007 Mr. Gray was employed as Chief Executive Officer or Chief Operations Officer of Creditors Interchange, Inc., a debt collection company located in Cheektowaga, New York.  While serving in those positions. Mr. Gray built the business of Creditors Interchange to over $55 million annually, with approximately 900 employees.  Prior to joining Creditors Interchange, Mr. Gray was employed in the debt resolution industry for over 20 years.  In 1988 Mr. Gray was awarded a B.S. degree in Business Communications by Adelphi University.

Paul Riley – Amended and Restated Executive Employment Agreement

NexxNow’s agreement with Paul Riley, dated as of July 29, 2008, provides for Mr. Riley to serve as President of NexxNow.  Commencing when NexxNow obtains an additional $1 million in paid in capital, NexxNow will pay Mr. Riley an annual salary of $120,000 during his first year of employment, $150,000 during his second year of employment, and $199,200 during his third year of employment.  NexxNow will also pay Mr. Riley an annual bonus equal to 15% to 50% of his salary, to be paid in cash or stock at the discretion of the Board of Directors.  NexxNow will also give Mr. Riley a $6,000 annual car allowance.  NexxNow will issue 1 million shares of common stock to Mr. Riley if it obtains $1 million in additional paid in capital before January 1, 2009, and will issue an additional 425,000 shares on each anniversary of the agreement.  The agreement terminates on April 30, 2011.

Item 9.01        Financial Statements and Exhibits

Exhibits

10-a	Amended and Restated Executive Employment Agreement dated as of July 29, 2008 between NexxNow, Inc. and Paul Riley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NexxNow, Inc.
Dated: August 22, 2008	By:	/s/ Paul Riley
Paul Riley, Chief Executive Officer